AMENDMENT TO THE JOURNAL COMMUNICATIONS, INC.
2003 EQUITY INCENTIVE PLAN, AS AMENDED

        This Amendment to the Journal Communications, Inc. 2003 Equity Incentive Plan, as amended (the “Plan”), is hereby adopted this 13th day of February, 2007, by the Board of Directors (the “Board”) of Journal Communications, Inc. (the “Company”).

        WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

        WHEREAS, pursuant to Article 19 of the Plan, the Board has the authority to amend the Plan with respect to certain matters; and

        WHEREAS, the Board has approved and authorized this Amendment to the Plan;

        NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, in the following particulars:

        1.        By deleting Section 2(b) in its entirety and replacing it with the following:

    “(b)        “Award” means a Stock Grant, a Performance Unit Grant, a Stock Unit Grant, a grant of Stock Appreciation Rights (SARs) or a grant of Non-statutory Stock Options or Incentive Stock Options pursuant to the provisions of this Plan.”

        2.        By adding the following new subsection (w) to Section 2 and renumbering accordingly:

    “(w)        “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 9A to receive a payment in shares of Class B Common Stock equal to the difference between the Fair Market Value of a share of Class B Common Stock as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Section 9A.”

        3.        By adding the words “or SAR” or “and SAR,” as applicable, after the word “Option,” and by adding the words “or SARs” or “and SARs,” as applicable, after the word “Options,” in Sections 3.1, 5, 6, 11, 12, 14, 17, 19, and 21.

        4.        By deleting Section 4 in its entirety and replacing it with the following:

        “Awards under the Plan may be granted in any one or a combination of:

(a)	Stock Grants;
(b)	Non-statutory Stock Options;
(c)	Incentive Stock Options;
(d)	SARs;
(e)	Stock Unit and Performance Unit Grants

        as defined in paragraphs 7, 8, 9, 9A and 10 of the Plan.

The Committee shall, in its discretion, determine from time to time which Participants will be granted Awards under the Plan, the number of shares of Class B Common Stock subject to each Award, whether each Option will be an Incentive Stock Option or a Non-statutory Stock Option (except that Incentive Stock Options may not be awarded to Outside Directors), the exercise price of an Option, the base price of a SAR and the restrictions, if any, which will be applicable to each Stock Grant, Performance Unit Grant or Stock Unit Grant. In making all such determinations, the Committee shall take into account the duties, responsibilities and performance of each respective Participant, his or her present and potential contributions to the growth and success of the Company, his or her compensation and such other factors as the Committee shall deem relevant to accomplishing the purposes of the Plan. Notwithstanding the discretion the Committee has to establish the exercise price of an Option or base price of a SAR, the Committee may not re-price any Option or SAR under this Plan unless Shareholder approval is obtained for such re-pricing.

No Participant shall have any voting or dividend rights or other rights of a shareholder in respect of any shares of Class B Common Stock covered by an Option or SAR prior to the time that the Participant’s name is recorded on the Company’s shareholder records as the holder of record of such shares acquired pursuant to the exercise of an Option or SAR.”

        5.        By adding the following new Section 9A:

“9A. STOCK APPRECIATION RIGHTS.

9A.1 Grant of Stock Appreciation Rights.

(a) Grants to Employees and Directors. The Committee may, from time to time, grant SARs to Employees and Directors.

(b) Terms of SARs. SARs granted under this Plan are subject to the following terms and conditions:

(i) Right to Payment. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive a payment in shares of Class B Common Stock equal to the excess, if any, of:

(1) The Fair Market Value of one share of Class B Common Stock on the date of exercise; over

(2) The base price of the SAR as determined by the Committee, which shall not be less than the Fair Market Value of one share of Class B Common Stock on the Date of Grant.

(ii) Terms of SARs. The term during which each SAR may be exercised shall be ten years from the Date of Grant, or such shorter period determined by the Committee. The Committee shall determine the date on which each SAR shall become exercisable and may provide that a SAR shall become exercisable in installments. The SARs comprising each installment may be exercised in whole or in part at any time after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any SAR may be exercised in whole or in part.

Notwithstanding the above, in the event of a Change in Control of the Company, all SARs shall become immediately exercisable.

(iii) Termination of Service. Unless the Committee specifies otherwise in the award agreement or thereafter, the following terms shall apply with respect to SARs granted hereunder:

Upon the termination of a Participant’s service for any reason other than death, Disability or Termination for Cause, or following a Change in Control, the Participant’s SARs shall be exercisable only as to those SARs which were immediately exercisable by the Participant at the date of termination and only for a period of six months following termination (or, in the case of a Participant’s Retirement, for the remainder of the original term of the SARs).

In the event of Termination for Cause, all rights under the Participant’s SARs shall expire upon the Participant’s termination of employment.

In the event of the death or Disability of a Participant or termination of employment after a Change in Control, all SARs held by the Participant, shall become fully vested and shall be exercisable by the Participant or his or her legal representatives or beneficiaries for one year.

        5.        All other provisions of the Plan shall remain the same.”

        IN WITNESS WHEREOF, Journal Communications, Inc., by a duly authorized officer, has executed this Amendment to the Plan, this 13th day of February, 2007.

JOURNAL COMMUNICATIONS, INC.

By: /s/ Mary Hill Leahy